Exhibit 3.2

RICH UNCLES NNN REIT, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Rich Uncles NNN REIT, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name and designation of the common stock, $0.001 par value per share, of the Corporation to Class C Common Stock, $0.001 par value per share. All references in the Charter to “Common Stock” and “Common Shares” are hereby changed to “Class C Common Stock and “Class C Common Shares”, respectively.

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

THRID: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of August, 2017.

ATTEST:		RICH UNCLES NNN REIT, INC.

By:	/s/ Jean Ho	By:	/s/ Harold Hofer
	Name: Jean Ho		Name: Harold Hofer
	Title: Secretary		Title: Chief Executive Officer

[Signature Page to Articles of Amendment (Name and Designation of Common Stock)]